EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 3, 2009	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS 4TH QTR AND FY 2009 RESULTS
Horsham, PA, December 3, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported a FY 2009 fourth-quarter net loss of $111.4 million, or $0.68 per share diluted. The loss included $85.5 million of non-cash pre-tax inventory write-downs, a pre-tax charge of $11.6 million due to early retirement of debt and a $14.6 million non-cash expense for deferred tax asset valuation allowances. Excluding write-downs and charges for early retirement of debt, FY 2009’s fourth quarter pre-tax loss was $9.6 million.
FY 2008’s fourth-quarter net loss was $78.8 million, or $0.49 per share diluted, which included $175.9 million of non-cash pre-tax inventory and other write-downs and an $11.1 million non-cash expense for deferred tax asset valuation allowances. FY 2008’s fourth-quarter pre-tax earnings, excluding inventory and other write-downs, were $69.9 million.
For its full fiscal year ended October 31, 2009, the Company reported a net loss of $755.8 million, or $4.68 per share diluted, which was impacted by non-cash pre-tax inventory and other write-downs totaling $476.7 million, a pre-tax charge of $13.7 million related to the early retirement of debt and a $458.3 million non-cash expense for deferred tax asset valuation allowances. Excluding inventory and other write-downs and charges for early retirement of debt, FY 2009’s full-year pre-tax loss was $6.1 million.
FY 2008’s full-year net loss was $297.8 million, or $1.88 per share diluted, which was impacted by non-cash pre-tax inventory and other write-downs totaling $848.9 million, a non-cash $24.1 million expense for deferred tax valuation allowances and $40.2 million of other pre-tax income attributable to net proceeds received from a condemnation judgment. FY 2008’s full-year pre-tax earnings were $341.9 million, excluding inventory and other write-downs and the condemnation proceeds.
The Company ended FY 2009 with a net-debt-to-capital ratio(1) of 7.4%, its lowest ever, compared to 12.6% at FYE 2008. At FYE 2009, the Company had $1.91 billion of cash and marketable U.S. Treasury securities, compared to $1.66 billion at FY 2009’s third-quarter-end and $1.63 billion at FYE 2008. At FYE 2009, the Company had $1.38 billion available under its $1.89 billion 30-bank credit facility, which matures in March 2011.
FY 2009’s fourth-quarter net signed contracts of 765 units and $430.8 million rose 42% in units and 62% in dollars compared to FY 2008’s fourth-quarter totals. FY 2009’s fourth-quarter totals also exceeded FY 2007’s fourth-quarter net signed contracts by 17% in units and 18% in dollars. These increases were achieved despite having fewer selling communities: During FY 2009’s fourth quarter, the Company averaged 215 selling communities, down 26% from 290 in FY 2008’s fourth quarter and down 32% from 315, its fourth-quarter peak, in FY 2007.
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The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.9% in the fourth quarter of FY 2009, which was in line with its pre-downturn historical averages.
FY 2009’s average fourth-quarter net signed contracts of 3.56 units per community exceeded FY 2008’s fourth-quarter average of 1.86 units per community by 91%, and exceeded FY 2007’s fourth-quarter average of 2.08 units per community by 71%. FY 2009’s average was 4% above FY 2006’s fourth-quarter average of 3.42 units per community, but still well below the Company’s twenty-year fourth-quarter average of 6.16 units per community.
The Company’s FY 2009 fourth-quarter home building deliveries and revenues of 860 units and $486.6 million declined 20% in units and 30% in dollars, and its fourth-quarter-end backlog of 1,531 units and $874.8 million declined 25% in units and 34% in dollars, compared to FY 2008’s fourth-quarter.
For the fiscal year ended October 31, 2009, net signed contracts of 2,450 units and $1.30 billion dollars declined 16% and 19% respectively, compared to FY 2008. The Company’s FY 2009 home building deliveries and revenues of 2,965 units and $1.76 billion declined 37% in units and 44% in dollars compared to FY 2008.
Robert I. Toll, chairman and chief executive officer, stated: “We are entering the fifth year of this severe housing recession. Last year at this time, Lehman Brothers had recently collapsed, paralyzing the financial markets. Now, one year later, after massive government intervention, the debate about the economy and the housing industry seems no longer to be focused on whether we have seen the bottom, but rather, when and how quickly the economy and the housing market will recover.
“Our declining cancellation rate and improved pace of contract signings provide some signs of recovery. From elevated levels ranging from 18% to 39% over the prior twelve quarters, our cancellation rate has improved dramatically — to 8.5% in our third quarter, and down to 6.9%, our historical average, in our fourth quarter. We are also encouraged by the improved pace of net contracts signed per community this fourth quarter, which, although well below our historical averages, exceeded fourth quarter paces dating back to FY 2006.
“A number of factors continue to weigh on the housing market. The nation’s unemployment rate in October reached 10.2%, the highest in 26 years, although the rate for college graduates, our primary demographic, was a much lower 4.7%, having declined from the previous month. Recent news reports indicate that one in four Americans have mortgages that exceed the value of their homes, which restricts their ability to sell and move to another home. On the other hand, affordability hovers near an all-time high, mortgage rates are near historic lows, and home prices, although down to 2003 levels, have improved sequentially over the past two quarters according to the most recent S&P/Case-Shiller Home Price Index. And although the volume of home sales continues to be near record lows, inventories of unsold homes are declining nationally.
“The choppiness in demand that began after Labor Day, following a stronger period from late March through late August, has continued. This is consistent with recent weaker economic news. Since the holiday season is not typically the busiest time to be purchasing or selling homes, we suspect the housing market may be following seasonal buying patterns.
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“We believe it may take some time for Americans to regain confidence in our economy, their job status and the benefits of home ownership. Currently, we anticipate a gradual recovery in housing, similar to the one that occurred over several years coming out of the last recession in the early 1990’s.”
Joel H. Rassman, chief financial officer, stated: “We were pleased that Standard & Poor’s recently reaffirmed our investment grade corporate credit rating, and upgraded our outlook to “Stable”. Since April 2009, we have extended the average term of our public debt maturities from 3.5 to 6.1 years and now have no public debt maturing before FY 2013: We have raised $650 million in long-term debt in the public markets and retired $543 million of public debt with shorter term maturities, including, most recently, the remaining $48 million of our outstanding FY 2012 Senior Subordinated Notes on December 1, 2009.”
“Our write-downs this quarter included $44.9 million attributable to owned operating communities, $36.4 million on land owned for future communities, and $4.2 million attributable to options on land. Of the aggregate $85.5 million of write-downs, $2.0 million was attributable to sales of non-strategic land holdings in the fourth quarter. These sales also triggered the expensing of $2.6 million (pre-tax) of previously capitalized marketing costs associated with the properties sold, which elevated our SG&A expense.
“Subject to the caveats contained in our statement on forward-looking information included in this release and in our other public filings, we offer the following limited guidance.
“We ended FYE 2009 with a significantly lower backlog than at FYE 2008 and, as a result, expect the number of homes we deliver in FY 2010 will be lower than the 2,965 homes we delivered in FY 2009. We currently estimate that we will deliver between 2,000 and 2,750 homes in FY 2010 at an average price of between $540,000 and $560,000 per home. We believe that, primarily due to incentives, fewer deliveries and a lower average selling price, our cost of sales as a percent of revenues, before taking into account write-downs, will be higher in FY 2010 than in FY 2009. Additionally, we estimate that our SG&A expense, excluding interest, will be lower in absolute terms in FY 2010 than in FY 2009, but based on FY 2010’s lower projected revenues, we estimate it will be higher as a percentage of revenues.”
Robert Toll continued: “In the past few months, we have been seeing and competing for a greater number of attractive land acquisition opportunities from financial institutions and other sellers. With our strong cash position, our record low net-debt-to-capital ratio and our demonstrated access to liquidity, we believe we can take advantage of opportunities that arise from the current state of distress in our industry.
“As has happened in previous downturns, we believe there will be further consolidation in our industry. Many of the small- and mid-sized private builders, who historically have been our primary competitors in the luxury niche, are facing serious capital constraints, among other problems, and are either hobbled or no longer in business. The other major public home building companies remain focused primarily on the lower end of the housing market, rather than on the luxury niche. Facing fewer competitors, and supported by our strong balance sheet, our diverse product lines, our broad geographic footprint and our brand name reputation for dependability, value, quality and service, we believe we are well-positioned to gain market share as the housing market gradually recovers.”
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Toll Brothers’ financial highlights for the fourth-quarter and fiscal year ended October 31, 2009 (unaudited):
•
In FY 2009’s fourth-quarter the Company reported a net loss of $111.4 million, or $0.68 per share diluted. The loss included $85.5 million of non-cash pre-tax inventory write-downs, a pre-tax charge of $11.6 million due to early retirement of debt and a $14.6 million non-cash expense for deferred tax asset valuation allowances. Excluding inventory write-downs and charges for early retirement of debt, FY 2009’s fourth quarter pre-tax loss was $9.6 million.

•
In FY 2008’s fourth-quarter the Company reported a net loss of $78.8 million, or $0.49 per share diluted, which included $175.9 million of non-cash pre-tax inventory, joint venture and goodwill write-downs and a $11.1 million non-cash expense for deferred tax asset valuation allowances. FY 2008’s fourth-quarter pre-tax earnings, excluding inventory, joint venture and goodwill write-downs, were $69.9 million.

•
For the fiscal year ended October 31, 2009, the Company reported a net loss of $755.8 million, or $4.68 per share diluted, which was impacted by non-cash pre-tax inventory and joint venture write-downs totaling $476.7 million, a pre-tax charge of $13.7 million related to the early retirement of debt and a $458.3 million non-cash expense for deferred tax asset valuation allowances. Excluding inventory and joint venture write-downs and charges for early retirement of debt, FY 2009’s pre-tax loss was $6.1 million.

•
In FY 2008 the Company reported a net loss of $297.8 million, or $1.88 per share diluted, which was impacted by non-cash pre-tax inventory, joint venture and goodwill write-downs totaling $848.9 million, a non-cash $24.1 million expense for deferred tax valuation allowances, and $40.2 million of other pre-tax income attributable to net proceeds received from a condemnation. FY 2008’s pre-tax earnings were $341.9 million, excluding non-cash inventory, joint venture and goodwill write-downs and the condemnation proceeds.

•	The Company’s Shareholders’ Equity at FYE 2009 was $2.51 billion compared to $3.24 billion at FYE 2008.

•
As of October 31, 2009, the Company had an income tax refund recoverable of $161.8 million, which represented the amount of refund it anticipates receiving in 2010 from the filing of its 2009 tax return. The Company has generated a 2009 tax loss primarily through the recognition for tax purposes of previously recognized book impairments. This tax loss will be carried back against 2007 taxable income to generate the tax refund.

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•
The Company has established valuation allowances of $437.3 million against its cumulative federal deferred tax assets and $45.0 million against its state deferred tax assets following an assessment of the recoverability of its deferred tax assets under SFAS 109. The Company believes that the extended downturn in the housing market, the uncertainty as to its duration and the Company’s recent losses, due primarily to recognition of impairment charges, are significant evidence of the need for such an allowance. On November 6, 2009 the Worker, Homeownership and Business Assistance Act of 2009 was signed into law. This Act will allow the Company to carry back taxable losses, if any, generated in FY 2010 against taxable income reported in 2005 and 2006. Additionally, for federal income tax purposes, the Company is permitted to carry forward tax losses for 20 years against future taxable income. Through October 31, 2009, the Company generated estimated tax losses of approximately $50 million to carry forward. The Company will reverse a portion of the valuation allowances in any future period that it reports income or reports taxable losses which may be carried back. In addition, at such time as sufficient evidence exists under the criteria of SFAS 109, the Company may reverse all of the remaining federal and a portion of the state valuation allowances.

•
The Company’s FY 2009 fourth-quarter net signed contracts of 765 units and $430.8 million, increased by 42% and 62%, respectively, compared to FY 2008’s fourth-quarter net contracts of 539 units and $266.7 million. In addition, in FY 2009’s fourth quarter, unconsolidated entities in which the Company had an interest signed contracts of $28.1 million.

•
FY 2009’s twelve-month net contracts of 2,450 units and $1.30 billion declined by 16% and 19%, respectively, compared to FY 2008’s twelve-month net contracts totals of 2,927 units and $1.61 billion. In addition, in FY 2009’s twelve-month period, unconsolidated entities in which the Company had an interest signed contracts of $56.6 million.

•
The Company signed 822 gross contracts totaling $461.9 million in FY 2009’s fourth quarter, an increase of 6% and 3%, respectively, compared to the 772 gross contracts totaling $449.7 million signed in FY 2008’s fourth quarter.

•	The Company signed 2,903 gross contracts totaling $1.63 billion in FY 2009, a decline of 26% and 31%, respectively, compared to the 3,920 gross contracts totaling $2.34 billion signed in FY 2008.

•
In FY 2009, fourth-quarter cancellations totaled 57. This compared to 78, 161, and 157, respectively, in FY 2009’s third, second and first quarters; 233, 195, 308, and 257, respectively, in FY 2008’s fourth, third, second and first quarters; 417, 347, 384, and 436, respectively, in FY 2007’s fourth, third, second and first quarters; and 585 and 317, respectively, in FY 2006’s fourth and third quarters. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

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•
FY 2009’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.9%, the lowest since FY 2005’s fourth quarter and in line with historical averages. This compared to 8.5%, 21.7% and 37.1%, respectively in FY 2009’s third, second and first quarters; 30.2%, 19.4%, 24.9% and 28.4%, respectively, in FY 2008’s fourth, third, second and first quarters; 38.9%, 23.8%, 18.9% and 29.8%, respectively, in FY 2007’s fourth, third, second and first quarters; and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

•
As a percentage of beginning-quarter backlog, FY 2009’s fourth-quarter cancellation rate was 3.5%, the lowest in over three years. This compared to 4.9%, 9.8% and 7.7%, respectively, in FY 2009’s third, second and first quarters; 9.0%, 6.4%, 9.2% and 6.5%, respectively, in FY 2008’s fourth, third, second and first quarters; 8.3%, 6.0%, 6.5% and 6.7%, respectively in FY 2007’s fourth, third, second and first quarters; and 7.3% and 3.6% respectively, in the fourth and third quarters of FY 2006.

•
In FY 2009, fourth-quarter-end backlog of 1,531 units and $874.8 million declined by 25% and 34%, respectively, compared to FY 2008’s fourth-quarter-end backlog of 2,046 units and $1.33 billion. In addition, at October 31, 2009, unconsolidated entities in which the Company had an interest had a backlog of $36.7 million.

•
FY 2009’s fourth-quarter home building deliveries and revenues of 860 units and $486.6 million decreased 20% and 30% from FY 2008’s fourth-quarter home building deliveries and revenues of 1,079 units and $691.1 million.

•
FY 2009’s home building deliveries and revenues of 2,965 units and $1.76 billion decreased 37% in units and 44% in dollars from FY 2008’s home building deliveries and revenues of 4,743 units and $3.15 billion.

•
The average value per unit of gross contracts signed, cancellations and net contracts signed in FY 2009’s fourth-quarter was $562,000, $546,000 and $563,000, respectively, compared to $549,000, $704,000 and $535,000, respectively, in FY 2009’s third quarter, and $583,000, $786,000 and $495,000, respectively, in FY 2008’s fourth quarter.

•
In addition, in the Company’s FY 2009 fourth-quarter and twelve-month periods, unconsolidated entities in which the Company had an interest delivered homes with a value of $11.8 million and $47.2 million, respectively, compared to $42.7 million and $104.7 million, respectively, in the comparable periods of FY 2008. The Company’s share of the profits from the delivery of these homes is included in ‘(Loss) Earnings from Unconsolidated Entities’ in the Company’s Statement of Operations.

•
The Company ended FY 2009’s fourth quarter with approximately 31,900 lots owned and optioned, compared to approximately 35,400 at the prior-quarter-end and approximately 39,800 at FY 2008’s fourth-quarter-end: Its lot total peaked at approximately 91,200 at FY 2006’s second-quarter-end.

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•
The Company ended FY 2009’s fourth quarter with 200 selling communities, compared to 215 selling communities at FY 2009’s third-quarter-end and 240 at FY 2009’s second-quarter-end. The Company expects to end FY 2010 with approximately 200 selling communities, down approximately 38% from its peak of 325 selling communities at FY 2007’s second-quarter-end.

•
Since April of 2009, the Company has issued $650 million face value of senior notes with a weighted average maturity of 9.1 years at the time of issuance and, effective December 1, 2009, retired $543 million of public debt, with a weighted average maturity of 2.5 years at the time of retirement. This has extended the average maturity of the Company’s public debt from 3.5 years to 6.1 years. As of December 1, 2009, the Company had $1.60 billion of public debt outstanding compared to $1.49 billion at December 1, 2008, and no public debt maturing before FY 2013.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury securities, divided by total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury securities plus stockholders’ equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) today, December 3, 2009, to discuss these results and its outlook for FY 2010. To access the call, enter the Toll Brothers’ website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through January 31, 2010. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
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Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; interest expense; inventory write-downs; effects of home buyer cancellations; growth and expansion; joint ventures in which the Company is involved; anticipated income to be realized from our investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; legal proceedings to which the Company is a party; potential exposure relating to construction defect, product liability and home warranty issues and the possible impact of any claims relating thereto; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of the Company’s insurance coverage, and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31,	October 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,807,718	$1,633,495
Marketable treasury securities	101,176
Inventory	3,183,566	4,127,475
Property, construction and office equipment, net	70,441	86,462
Receivables, prepaid expenses and other assets	95,774	113,762
Mortgage loans receivable	43,432	49,255
Customer deposits held in escrow	17,653	18,913
Investments in and advances to unconsolidated entities	152,844	151,771
Income tax refund recoverable	161,840
Deferred tax assets, net		405,703

	$5,634,444	$6,586,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Loans payable	$472,854	$613,594
Senior notes	1,587,648	1,143,445
Senior subordinated notes	47,872	343,000
Mortgage company warehouse loan	27,015	37,867
Customer deposits	88,625	135,591
Accounts payable	79,097	134,843
Accrued expenses	640,221	738,596
Income taxes payable	174,630	202,247

Total liabilities	3,117,962	3,349,183

Minority interest	3,283

Stockholders’ equity
Common stock	1,647	1,604
Additional paid-in capital	316,518	282,090
Retained earnings	2,197,830	2,953,655
Treasury stock	(159)	(21)
Accumulated other comprehensive (loss) income	(2,637)	325

Total stockholders’ equity	2,513,199	3,237,653

	$5,634,444	$6,586,836

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except share data)
(unaudited)

	Twelve Months Ended		Three Months Ended
	October 31,		October 31,
	2009	2008	2009	2008

Revenues	$1,755,310	$3,148,166	$486,585	$691,129

Cost of revenues	1,951,312	3,119,805	506,024	670,404
Selling, general and administrative expenses	321,158	429,894	85,432	96,767
Goodwill impairment		3,233		3,233

	2,272,470	3,552,932	591,456	770,404

Loss from operations	(517,160)	(404,766)	(104,871)	(79,275)
Other:
(Loss) income from unconsolidated entities	(7,518)	(186,393)	837	(50,637)
Interest and other	41,906	124,372	8,924	23,886
Expenses related to early retirement of debt	(13,693)		(11,626)

Loss before income taxes	(496,465)	(466,787)	(106,736)	(106,026)
Income tax provision (benefit)	259,360	(168,977)	4,698	(27,205)

Net loss	$(755,825)	$(297,810)	$(111,434)	$(78,821)

Loss per share:
Basic	$(4.68)	$(1.88)	$(0.68)	$(0.49)

Diluted	$(4.68)	$(1.88)	$(0.68)	$(0.49)

Weighted average number of shares:
Basic	161,549	158,730	163,117	159,725
Diluted	161,549	158,730	163,117	159,725
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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(unaudited)

	Twelve Months Ended		Three Months Ended
	October 31,		October 31,
	2009	2008	2009	2008

Impairment charges recognized:
Cost of sales	$465,411	$644,991	$85,484	$118,262
Loss from unconsolidated entities	11,300	200,652		54,401

	$476,711	$845,643	$85,484	$172,663

Depreciation and amortization	$23,461	$29,002	$5,450	$6,650

Interest incurred	$118,026	$116,340	$30,499	$23,135

Interest expense included in loss from operations:
Cost of revenues	$78,661	$87,866	$23,523	$20,700
Selling, general and administrative expense	7,949		6,157

	$86,610	$87,866	$29,680	$20,700

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island

Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia

South:	Florida, Georgia, North Carolina, South Carolina and Texas

West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	October 31,		October 31,
	Units		$ (Millions)
	2009	2008	2009	2008

HOME BUILDING REVENUES (a)

North	293	359	$156.9	$235.9
Mid-Atlantic	232	349	128.2	210.3
South	153	227	76.2	122.0
West	182	144	125.3	120.2
Other (b)				2.7

Total	860	1,079	$486.6	$691.1

NET CONTRACTS

North	224	159	$122.1	$64.1
Mid-Atlantic	244	183	134.7	95.7
South	113	110	60.3	50.4
West	184	87	113.7	56.5

Total	765	539	$430.8	$266.7

Backlog

North	550	870	$283.6	$562.5
Mid-Atlantic	493	558	293.6	362.3
South	282	354	148.0	205.1
West	206	264	149.6	195.6

Total	1,531	2,046	$874.8	$1,325.5

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	Twelve Months Ended		Twelve Months Ended
	October 31,		October 31,
	Units		$ (Millions)
	2009	2008	2009	2008

HOME BUILDING REVENUES (a)

North	983	1,300	$585.3	$894.4
Mid-Atlantic	862	1,443	492.7	878.6
South	544	1,095	288.2	556.2
West	576	905	389.1	777.1
Other (b)				41.9

Total	2,965	4,743	$1,755.3	$3,148.2

NET CONTRACTS

North	663	747	$306.4	$412.8
Mid-Atlantic	797	1,028	424.0	564.2
South	472	657	231.1	326.1
West	518	495	343.2	305.1

Total	2,450	2,927	$1,304.7	$1,608.2

(a)
Excludes deliveries from projects accounted for using the percentage of completion accounting method. Information regarding these deliveries in the three-month and twelve-month periods ended October 31, 2008 is as follows:

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2008	2008	2008	2008
	Units	$ (Mill)	Units	$ (Mill)

North	5	$4.6	74	$45.5
South	1	2.8	14	40.6

	6	$7.4	88	$86.1

(b)
Amount represents revenues recognized on projects accounted for using the percentage of completion accounting method. Based upon the current accounting rules and interpretations, we do not believe that any of our current or future communities qualify for percentage of completion accounting.

Unconsolidated entities:
Information related to revenues and net contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2009 and 2008 is as follows:

	2009	2008	2009	2008
	Units	Units	$ (Mill)	$ (Mill)
Three months ended October 31,
Net Contracts	43	13	$28.1	$9.5
Revenues	19	55	$11.8	$42.7

Twelve months ended October 31,
Net Contracts	93	69	$56.6	$52.6
Revenues	71	142	$47.2	$104.7

Backlog at October 31,	57	35	$36.7	$27.2
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